Exhibit 10.33D
JAZZ PHARMACEUTICALS

CASH BONUS PLAN
(IRELAND AND OTHER SPECIFIED AFFILIATES)

(Calendar Year 2021)

1.Purpose of the Plan.

The Jazz Pharmaceuticals Cash Bonus Plan (Ireland and Other Specified Affiliates) (Calendar Year 2021) (the “Plan”) is designed to provide meaningful incentive, on an annual basis, for employees of Jazz Pharmaceuticals plc (the “Company”) and employees of the Company’s Ireland and Other Specified Affiliates for the Plan Year beginning 1 January 2021 and ending 31 December 2021.

2.Eligibility.

In order to be eligible to participate in the Plan for a Plan Year, an employee (a) must be an employee of the Company or an Ireland and Other Specified Affiliate (each, including Ireland, a “Specified Affiliate”) whose Employment Start Date is 31 October of the Plan Year or earlier, and (b) must not be eligible to participate in a commercial (including sales) or other similar incentive compensation plan. Additionally, with respect to Gentium S.r.l., Jazz Pharmaceuticals Italy S.r.l. and any other Specified Affiliate in Italy (other than Jazz Healthcare Italy S.r.l.), only employees who are classified as “dirigenti” under Italian employment laws and are individually notified in a separate writing of their eligibility are eligible to participate in the Plan. Employees who are interns are not eligible to be Participants, to the extent permissible under applicable local law.

In order to be eligible to receive a Bonus for a Plan Year, a Participant must (i) continue to be an employee of the Company or a Specified Affiliate in good standing, as determined at the discretion of the employer, from the date his/her participation in the Plan commences for the Plan Year until the Bonus Payment Date (as defined in Section 7) for the Plan Year, except as provided in Section 6, (ii) act in accordance with the Company’s Code of Conduct, compliance policies and procedures, and those of the Participant’s employer, and applicable laws and regulations during the Plan Year, and (iii) not be serving a notice period as of the Bonus Payment Date for the Plan Year.

The Plan will automatically expire at the end of the indicated Plan Year, and no new plan will be implemented unless the Company announces otherwise.

3.Target Bonus.

The Target Bonus for Participants and the amount of Bonus actually paid to a Participant in a Plan Year under the Plan may vary from year to year and between positions, and among positions at the same level. No Participant has any contractual or otherwise acquired rights to a Target Bonus pursuant to any previous target bonus (whether set forth in a written plan or otherwise). The Board or the Compensation Committee retains the sole discretion to determine the Target Bonuses that apply to Participants, and such determination may include (but is not
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required) consideration of a Participant’s position and/or responsibility level. Participants in Italy who are classified as “dirigenti” under Italian employment laws will be provided written notice specifying such Participant’s Target Bonus and the below table does not apply to such Participants. For other Participants, the following table provides a general guideline as to the Target Bonuses which may typically be assigned to various categories of employees:

Position	Target Bonus (Percent of Base Salary)
Senior Vice President who is an Executive Committee Member	45%
Senior Vice President who is not an Executive Committee Member	40%
Vice President	35%
Executive Director	30%
Senior Director	25%
Director	22%
Associate Director	20%
Senior Manager	18%
Manager	15%
Analyst/Senior Analyst	12%
Support/Senior Support	8%
As additional general guidelines, if a Participant moves to a position and/or responsibility level with a higher Target Bonus during a Plan Year, the Participant’s Target Bonus will be reset at such higher level for the entire Plan Year; and if a Participant moves to a position and/or responsibility level with a lower Target Bonus during a Plan Year, the Participant’s Target Bonus will be reset at the lower level for the entire Plan Year, to the extent permissible under applicable local law.

For any Participant who is a Section 16 Officer of Jazz Pharmaceuticals plc, the Board or the Compensation Committee will determine such Participant’s Target Bonus for the Plan Year.

4.Bonus Pool and Bonuses.

Following the end of a Plan Year, the Board or the Compensation Committee will determine, in its sole discretion, the Bonus Pool for the Plan Year to be allocated for the payment of Bonuses to Participants. The Bonus Pool will be calculated by multiplying

(a)    the sum of the following amounts for each Participant:

(i)the Base Salary for such Participant, multiplied by

(ii)such Participant’s applicable Target Bonus;
with

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(b) the percentage set by the Board or the Compensation Committee based upon its determination of the Company’s success in achieving the objectives established by the Board or the Compensation Committee for funding the Bonus Pool for the Plan Year (the “Bonus Pool Objectives”).

The Bonus Pool Objectives are related to the achievement of the overall corporate objectives established for the applicable Plan Year by the Board or the Compensation Committee (the “Corporate Objectives”).

At the discretion of the Board or the Compensation Committee, the Bonus Pool will be reduced by the amount of bonuses that are required to be paid to any Participants under applicable collective bargaining agreements, labor union arrangements, or the like, if any.

5.Bonus.

Except as provided in Section 6, a Participant’s Bonus (on a gross basis) for a Plan Year will be based upon the following criteria: (a) the Company’s success in achieving the Corporate Objectives established for the Plan Year, (b) the Participant’s success in achieving his/her individual objectives established for the Plan Year (if applicable) and the Participant’s contribution to the Company’s success in achieving the Corporate Objectives, in each case while demonstrating Company values, and (c) the Participant’s compliance with Company policies and those of Participant’s employer as evaluated at the discretion of the employer. Applying these criteria, a participant may (or may not) be entitled to any Bonus. In the event that a Participant is to receive a Bonus, except as provided in Section 6, the amount of Bonus actually paid to each Participant will be an amount equal to such Participant’s Base Salary multiplied by the applicable Target Bonus (as may be adjusted up or down for each Participant by the Board, the Compensation Committee or the Company’s management, as appropriate, based on the criteria set forth above, and will be reduced by the amount of any bonuses that are required to be paid to the Participant under applicable collective bargaining agreements, labor union arrangements, or the like). Each Participant’s Bonus for a Plan Year will be approved by the Chief Executive Officer or his or her delegate, except that in the case of any Participant who is a Section 16 Officer of Jazz Pharmaceuticals plc, such Participant’s Bonus will be approved by the Board or the Compensation Committee.

The maximum Bonus payable to any Participant with respect to a Plan Year is 300% of the Participant’s Target Bonus.

The total of all Bonuses paid under this Plan in any Plan Year may not exceed the Bonus Pool for such Plan Year unless such excess amount is specifically approved by the Board or the Compensation Committee. Except as provided in Section 6, no amounts will be payable to any Participant hereunder until the Bonus Pool and such Participant’s Bonus have been determined as described above. Except as provided in Section 6, no Participant is entitled to any particular bonus, or any bonus, unless approved as described above.

6.Termination of Employment; Death; Retirement; Permanent Disability.

No Bonus, prorated or otherwise, will be paid to any Participant whose employment with the Company or a Specified Affiliate terminates prior to the date Bonuses for a Plan Year are scheduled to be paid pursuant to Section 7, unless (a) such termination is due to the Participant’s death, retirement or Permanent Disability, (b) the Board, the Compensation Committee, or the Company’s management in appropriate circumstances in management’s discretion determines that the Participant will be eligible to receive a Bonus, or (c) such condition is prohibited by
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regulations, laws, employment agreements or employment contracts applicable to a particular Participant.

In the case of a Participant whose employment with the Company or a Specified Affiliate terminates (including due to death, retirement or Permanent Disability) prior to the Bonus Payment Date and who becomes entitled to receive a Bonus pursuant to the foregoing paragraph, the amount of such Participant’s Bonus for the Plan Year will be determined by the Board, the Compensation Committee, or the Company’s management, and may be prorated or otherwise determined based on the number of months employed during the Plan Year, performance or any other factors as decided by the Board, the Compensation Committee or the Company’s management, as appropriate, to the extent permissible under applicable local law.

Any Participant whose employment with the Company or a Specified Affiliate terminates (including due to death, retirement or Permanent Disability) prior to the Bonus Payment Date and who becomes entitled to receive a Bonus pursuant to this Section 6 will be paid such Bonus at the time determined by the Company’s management, which will in no event be later than the Bonus Payment Date.

Unless otherwise required under applicable local law, payments under this Plan shall not be included in calculation of any payment in lieu of notice, severance pay, termination, indemnity or similar pay.

7.Payment of Bonuses.

Bonuses for a Plan Year will be paid in cash to a Participant (or his/her beneficiary, in the event of death) by 15 March of the following year (the “Bonus Payment Date”), except (i) as is otherwise determined in the sole discretion of the Board, the Compensation Committee or the Company’s management, as appropriate, or (ii) as may be necessary or advisable to comply with regulations, laws, employment agreements or employment contracts applicable to a particular Participant. Benefits under this Plan are not transferable, to the extent permissible under applicable local law.

8.Withholding of Taxes and Mandatory Contributions.

Bonuses will be subject to applicable tax and social security withholding as required by applicable local laws.

9.Plan Amendments.

This Plan may be revised, modified, or terminated at any time in the sole discretion of the Board or the Compensation Committee. Without limiting the foregoing, the Plan may be revised, modified, or terminated with respect to a Participant or specific group of Participants as may be necessary or advisable to comply with the laws and regulations of the jurisdiction where such Participant or specific group of Participants are employed or where such Participant or specific group of Participants are tax residents.

10.No Employment Rights; No Acquired Rights.

Nothing contained in this Plan is intended to confer any right upon any employee to continued employment with the Company or any Specified Affiliate or other affiliate thereof.

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Any payment of Bonuses would be on a voluntary and discretionary basis, without creating any contractual or other acquired right to participate with respect to a similar (or any other) bonus plan or to receive any similar awards (or benefits in lieu) in the future.

11.Plan Administration.

This Plan will be administered by the Board or the Compensation Committee. The Board and the Compensation Committee shall have the sole discretion and authority to administer and interpret the Plan, and the decisions of the Board and the Compensation Committee shall in every case be final and binding on all persons having an interest in the Plan. Notwithstanding the foregoing, certain aspects of the Plan may be administered by the Chief Executive Officer or the Company’s management, as specifically provided in the Plan, and in such event, the Chief Executive Officer or the Company’s management shall have the sole discretion and authority to administer and interpret such aspects of the Plan, and the decisions of the Chief Executive Officer or the Company’s management shall in such cases be final and binding.

12.Definitions.

“Base Salary” for a Participant means the total amount of base salary or base pay actually paid to the Participant during the period of his/her participation in the Plan for the Plan Year, rather than the Participant’s base salary level or base pay level at any particular point during the Plan Year (e.g., the Base Salary for a Participant whose base salary or base pay is adjusted during the Plan Year, for a Participant who is hired during the Plan Year, or for a Participant whose employment terminates during the Plan Year will be the total amount of base salary or base pay actually paid to the Participant during the period of his/her participation in the Plan for the Plan Year). Base Salary does not include any benefits, expense reimbursements, relocation payments, incentive compensation or bonuses, amounts received as a result of equity awards, overtime or shift differential payments or similar one- time or unusual payments. Any salary or pay earned for periods during which a Participant is on disciplinary action or serving a notice period are excluded from Base Salary to the extent permissible under applicable local law.

“Board” means the Board of Directors of Jazz Pharmaceuticals plc.

“Bonus” means a Participant’s actual bonus for a Plan Year as determined in accordance with Section 5 or Section 6, if applicable.

“Bonus Pool” for a Plan Year means the aggregate dollar amount set by the Board or the Compensation Committee for the payment of Bonuses for such Plan Year to Participants as set forth in Section 4.

“Chief Executive Officer” means the Chief Executive Officer of Jazz Pharmaceuticals plc. “Compensation Committee” means the Compensation Committee of the Board.
“Employment Start Date” means the first business day on which a Participant is an employee of the Company or a Specified Affiliate, on the Company’s or such Affiliate’s payroll, as applicable.

“Executive Committee Member” means an employee of the Company who serves as a member of the Company’s executive committee, as determined by the Chief Executive Officer from time to time.

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“Ireland and Other Specified Affiliate” means any “parent” or “subsidiary” of the Company that is organized under the laws of Ireland, under the laws of any other country within Europe, or under the laws of Canada. In addition, the Board or the Compensation Committee can designate any other “parent” or “subsidiary” of the Company to be included within this definition.

“Participant” means an employee of the Company or an Ireland and Other Specified Affiliate who meets all of the eligibility requirements set forth in Section 2.

“Permanent Disability” means that a Participant has become permanently disabled under any policy or program of disability income insurance then in force covering such Participant.

“Plan” means this Jazz Pharmaceuticals Cash Bonus Plan (Ireland and Other Specified Affiliates) (Calendar Year 2021).

“Plan Year” means the calendar year beginning 1 January 2021 and ending 31 December 2021, after which the Plan should expire.

“Section 16 Officer” means an individual who has been designated by the Board as an “officer” of Jazz Pharmaceuticals plc for the purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1(f) thereunder.

“Target Bonus” means, for a Participant for a Plan Year, the percentage of Base Salary that represents the amount of Bonus that such Participant may receive for such Plan Year, as may be adjusted with respect to such Participant for such Plan Year in the discretion of the Board, the Compensation Committee or the Chief Executive Officer or his or her delegate, as applicable.

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As approved by the Compensation Committee of the Board of Directors of Jazz Pharmaceuticals plc on 27 October 2020.

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AGREEMENT AND ACCEPTANCE

I acknowledge that this Cash Bonus Plan for the Plan Year beginning 1 January 2021 and ending 31 December 2021 supersedes and replaces all prior agreements, representations or understandings, whether written, oral or implied, between the Company, my employer and me, with respect to this subject matter. Further, I acknowledge that I have read, understand, and agree to comply with all of the terms and conditions of this Cash Bonus Plan.

Employee Signature: Date:
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